Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

April 29, 2025

Board of Directors

CLOUDHANDS, INC. (F/K/A ROBOT CACHE US INC.)

We hereby consent to the inclusion in the Offering Circular or other documents filed under Regulation A Tier 2 on Form 1-A (or Form 1-K) of our reports dated April 17, 2025, with respect to the balance sheets of Cloudhands, Inc. (f/k/a Robot Cache US Inc.) as of December 31, 2024 and 2023 and the related statements of operations, changes in shareholders’ equity and cash flows for the calendar years ended December 31, 2024 and 2023, and the related notes to the financial statements.

/s/ IndigoSpire CPA, PC
San José, CA

April 29, 2025